Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-75622, 33-78532, 333-83237, 333-108805 and 333-150694) of Albemarle Corporation of our report dated June 25, 2009 relating to the financial statements and supplemental schedules of the Albemarle Corporation Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Richmond, Virginia
June 29, 2008